Exhibit 99.2

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

2008 EMPLOYEE STOCK PURCHASE PLAN

FOR U.S. EMPLOYEES

As amended and restated effective September 7, 2017

1.     Purpose. The purpose of the Plan is to provide employees of each Designated Employer with an opportunity to purchase ADSs, of Teva Pharmaceutical Industries Limited through accumulated payroll deductions. It is the intention of the Issuer, the Company and the other Designated Employers to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a)    “ADSs” shall mean the American Depositary Shares of the Issuer, each representing one Ordinary Share of the Issuer.

(b)    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(c)    “Committee” shall mean the Compensation Committee of the Company Board or an administrative committee appointed by the Issuer Board, which shall be the administrative committee for the Plan.

(d)    “Company” shall mean Teva Pharmaceuticals USA, Inc.

(e)    “Company Board” shall mean the Board of Directors of the Company.

(f)    “Compensation” shall mean all wages, salary, overtime, bonuses, and commissions.

(g)    “Designated Employer” shall mean each United States Subsidiary.

(h)    “Employee” shall mean any individual who is an employee of any Designated Employer for purposes of tax withholding under the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Designated Employer, as applicable. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(i)    “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(j)    “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(k)    “Exercise Date” shall mean the last Trading Day of each Offering Period.

(l)    “Fair Market Value” shall mean, as of any date, the value of the ADSs determined as follows:

(1)    If the ADSs are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (“NYSE”), the Fair Market Value shall be the average of the high and low sale price for the ADSs (or the average of the closing bid and asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in ADSs) or system on the date of such determination, if such date is a Trading Day, or if such date is not a Trading Day, then on the Trading Day immediately preceding such date, as reported in The Wall Street Journal or such other source as the Company Board deems reliable; or

(2)    If the ADSs are quoted on the NYSE or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the average of the closing bid and asked prices for the ADSs on the date of such determination, if such date is a Trading Day, or if such date is not a Trading Day, then on the Trading Day immediately preceding such date, as reported in The Wall Street Journal or such other source as the Company Board deems reliable; or

(3)    In the absence of an established market for the ADSs, the Fair Market Value thereof shall be determined in good faith by the Company Board.

(m)    “Issuer” shall mean Teva Pharmaceutical Industries Limited.

(n)    “Issuer Board” shall mean the Board of Directors of the Issuer.

(o)    “Offering Period” shall mean, subject to the second sentence of Section 4 hereof, each quarter commencing on the first Trading Day on or after January 1, April 1, July 1, and October 1 ending on or prior to the following March 31, June 30, September 30, and December 31, respectively.

(p)    “Ordinary Shares” shall mean the ordinary shares of the Issuer, NIS 0.1 par value per share.

(q)    “Parent” shall mean a corporation which is a “parent corporation” of the Issuer within the meaning of section 424(e) of the Code.

(r)    “Plan” shall mean this Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees, as amended.

(s)    “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of an ADS on the Exercise Date, provided that, effective with the first Offering Period commencing on January 1, 2016 the Purchase Price shall be 95% of the Fair Market Value of an ADS on the Exercise Date.

(t)    “Reserves” shall mean the number of ADSs covered by each option under the Plan which have not yet been exercised and the number of ADSs which have been authorized for issuance under the Plan but not yet placed under option.

(u)    “Subsidiary” shall mean a corporation which is a “subsidiary corporation” of the Issuer within the meaning of section 424(f) of the Code.

(v)    “Trading Day” shall mean a day on which national stock exchanges and NYSE (as defined above) are open for trading.

3.	Eligibility.

(a)    Each person who is an Employee, on a given Enrollment Date, shall be eligible to participate in the Plan.

(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee would own the ADSs (together with stock owned by any other person or entity that would be attributed to such Employee pursuant to section 424(d) of the Code) of the Issuer (including, for this purpose, all shares of stock subject to any outstanding options to purchase such stock, whether or not currently exercisable and irrespective of whether such options are subject to the favorable tax treatment of section 421(a) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Issuer or of any Parent or Subsidiary, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (within the meaning of section 423 of the Code) of the Issuer and its Parents and Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of the ADSs (determined at the Fair Market Value of the ADSs at the time such option is granted) for each calendar year in which such option is outstanding at any time. The limitation described in clause (ii) of the preceding sentence shall be applied in a manner consistent with Section 423(b)(8) of the Code.

4.     Offering Periods. The Plan shall be implemented by consecutive Offering Periods continuing from the first Offering Period until terminated in accordance with Section 18 hereof. The Company Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least twenty-five (25) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation.

(a)    An Employee may become a participant in the Plan for an Offering Period by completing a subscription agreement authorizing payroll deductions in and submitting it to the Committee (or such person as may be designated by the Committee from time to time) no later than the 20th day of the month immediately prior to the applicable Enrollment Date, unless a later time for submitting the subscription agreement is set by the Company Board for all Employees with respect to a given Offering Period. An Employee may complete and submit a subscription agreement in any manner, including electronically, as the Committee may prescribe from time to time. By submitting a subscription agreement, the Employee agrees to be bound by the terms of the Plan.

(b)    Payroll deductions for a participant shall commence on the first payroll date on or following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a)    At the time a participant submits his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount (expressed as a whole number percentage) not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that the maximum number of ADSs which may be purchased by any participant during any Offering Period is the number of ADSs equal to (i) $25,000 minus the Fair Market Value of the number of ADSs previously purchased during such calendar year, such Fair Market Value determined as of each such prior Enrollment Date during the calendar year with respect to which the ADSs were previously purchased, divided by (ii) the Fair Market Value of the ADSs on the Enrollment Date for the current Offering Period.

(b)    All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c)    A participant may discontinue his or her participation in the Plan, as provided in Section 10 hereof, at any time during the Offering Period prior to the Exercise Date. Once an Offering Period has commenced, a participant may not increase or decrease the rate of his or her payroll deductions for that Offering Period, but may, during that Offering Period, increase or decrease the rate of his or her payroll deductions for the next succeeding Offering Period, by completing or submitting with the Committee (or such person as may be designated by the Committee from time to time) a new subscription agreement, no later than the 20th day of the month immediately prior to the end of that Offering Period, authorizing a change in payroll deduction rate. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)    Notwithstanding the foregoing, a participant’s payroll deductions may be decreased by the Committee to 0% (i) at any time, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, and (ii) for each Offering Period, at such time during such Offering Period that the aggregate Fair Market Value of the ADSs (measured as of the date of each respective Enrollment Date) previously purchased when added to the Fair Market Value of the ADSs to be purchased with respect to such then current Offering Period equals or would exceed $25,000 in such calendar year. Subject to the preceding sentence, payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the next succeeding Offering Period, unless terminated by the participant as provided in Section 10 hereof.

(e)    At the time the option is exercised, in whole or in part, or at the time some or all of the ADSs issued under the Plan are disposed of, the participant must make adequate provisions for the Designated Employer’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the ADSs. At any time, the Designated Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Designated Employer to meet applicable withholding obligations, including any withholding required to make available to the Designated Employer any tax deductions or benefits attributable to sale or early disposition of the ADSs by the Employee.

7.     Grant of Option. On the Enrollment Date of each Offering Period, each Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of ADSs determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that the maximum number of ADSs which may be purchased by any participant during any Offering Period is the number of ADSs equal to (i) $25,000 minus the Fair Market Value of the number of ADSs previously purchased during such calendar year, such Fair Market Value determined as of each such prior Enrollment Date during the calendar year with respect to which such shares were previously purchased, divided by (ii) the Fair Market Value of the ADSs on the Enrollment Date for the current Offering Period, and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof, and shall expire on the last day of the Offering Period.

8.     Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of ADSs will be exercised automatically on the Exercise Date, and, subject to the limitations set forth in Sections 3(b), 7 and 12 hereof, the maximum number of full and fractional ADSs subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. During a participant’s lifetime, a participant’s option to purchase ADSs hereunder is exercisable only with respect to such participant.

9.     Crediting of ADSs and Delivery or Sale of ADSs. As promptly as practicable after each Exercise Date on which a purchase of ADSs occurs, the Company (or the applicable Designated Employer) shall arrange for the full and fractional portion of the ADSs to be deposited in the brokerage account of each participant at a brokerage house designated by the Committee. The ADSs shall be held in such brokerage account until such time as the participant, or his or her designated beneficiary or estate in the event of a participant’s death, requests delivery of a certificate representing any of the ADSs or requests that any ADSs be sold and the proceeds therefrom be distributed to such participant; provided, however, that, for the avoidance of doubt, no ADSs were withdrawn or sold prior to such time as the Plan was initially approved by the shareholders of the Issuer holding a majority of its outstanding ADSs and Ordinary Shares. Upon the request of a participant, or his or her designated beneficiary or estate in the event of a participant’s death, any fractional ADSs will be distributed in cash in the form of a check having a value equal to the value of such fractional ADSs.

10.	Withdrawal; Termination of Employment.

(a)    A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date of an Offering Period by giving written notice to the Committee (or such person as may be designated by the Committee from time to time) in the manner as the Committee may prescribe from time to time. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of ADSs will be made during the Offering Period. If a participant withdraws from the Plan during an Offering Period, he or she may not resume participation until the next Offering Period. He or she may resume participation for any other Offering Period by delivering to the Committee (or such person as may be designated by the Committee from time to time) a new subscription agreement no later than the 20th day of the month immediately prior to the Enrollment Date for such Offering Period.

(b)    Upon a participant’s ceasing to be an Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be distributed to such participant or, in the case of his or her death, to his or her estate, and such participant’s option will be automatically terminated. Unless otherwise determined by the Committee, any full or fractional ADSs held in the brokerage account of such participant shall remain in such account until such participant or, in the case of his or her death, his or her estate, requests that a certificate representing the full ADSs be distributed or that such ADSs be sold and the proceeds from the sale distributed to the participant, or such other person. Upon a participant’s request, any fractional ADSs will be distributed in cash in the form of a check having a value equal to the value of such fractional ADSs; provided, however, that, in the discretion of the Committee, the participant may be responsible for any fees associated with the maintenance of his or her account following such termination of employment.

(c)    A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Issuer, the Company or any other Designated Employer.

11.    Interest. No interest or other increment shall accrue or be payable with respect to any of the payroll deductions of a participant in the Plan.

12.	Stock.

(a)    The maximum number of ADSs which shall be made available for sale under the Plan shall be 8,500,000, subject to adjustment upon changes in capitalization of the Issuer as provided in Section 17 hereof. The ADSs granted pursuant to the Plan may be (i) authorized but unissued ADSs, (ii) authorized and issued ADSs held by the Issuer, the Company or any other of the Issuer’s subsidiaries, or (iii) acquired by the Issuer, the Company or any other of the Issuer’s subsidiaries for the purposes of the Plan. If on a given Exercise Date the number of ADSs with respect to which options are to be exercised exceeds the number of ADSs then available under the Plan, the Committee shall make a pro rata allocation of the ADSs remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)    No participant will have an interest or voting right in ADSs covered by his option until such option has been exercised. All ADSs held in a participant’s brokerage account on behalf of a participant shall be voted by such participant. Dividends accruing on the ADSs, if any, held in a participant’s brokerage account shall be reinvested in ADSs at the full market value of such ADSs at the time of purchase and deposited in such brokerage account until such time as the participant requests delivery or sale of the ADSs as set forth in Section 9 herein.

(c)    ADSs to be deposited into a participant’s brokerage account under the Plan will be registered in the name of the participant.

13.     Administration. The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee shall also have authority to develop, amend and terminate rules governing the operation of the Plan in conformity with the terms of the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.     Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

15.     Use of Funds. All payroll deductions received or held by any Designated Employer under the Plan may be used by such Designated Employer for any corporate purpose, and the Designated Employer shall not be obligated to segregate such payroll deductions.

16.     Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, within such time as the Committee may reasonably determine, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of full and fractional ADSs purchased and held in the participant’s brokerage account.

17.	Adjustments Upon Changes in Capitalization.

(a)    Changes in Capitalization. Subject to any required action by the shareholders of the Issuer, the Reserves as well as the price per ADS covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued ADSs resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the ADSs, or any other increase or decrease in the number of ADSs or Ordinary Shares effected without receipt of consideration by the Issuer; provided, however, that conversion of any convertible securities of the Issuer shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Issuer Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Issuer of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of ADSs subject to an option.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of a Designated Employer or the Issuer, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Issuer Board.

(c)    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Issuer, or the merger of the Issuer with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Issuer Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Issuer Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Issuer Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the new Exercise Date and that his or her option will be exercised automatically on the new Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each ADS subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of the ADSs for each ADS held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding ADSs and Ordinary Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Issuer Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of the ADSs in the sale of assets or merger.

The Issuer Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per ADS covered by each outstanding option, in the event the Issuer effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding ADSs or Ordinary Shares, and in the event of the Issuer being consolidated with or merged into any other corporation.

18.	Amendment or Termination.

(a)    The Issuer Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 17 hereof, no such termination may adversely affect options previously granted; provided, that an Offering Period may be terminated by the Issuer Board on any Exercise Date if the Issuer Board determines that the termination of the Plan is in the best interests of the Issuer and its shareholders. Except as provided in Section 17 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Issuer shall obtain shareholder approval in such a manner and to such a degree as required.

(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Company Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in a Designated Employer’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of the ADSs for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Company Board (or the Committee) finds, in its sole discretion, advisable and consistent with the Plan.

19.     Notices. All notices or other communications by a participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or the Committee at the location, or by the person, designated by the Company or the Committee for the receipt thereof.

20.     Conditions Upon Sale of ADSs. ADSs shall not be sold with respect to an option unless the exercise of such option and the sale of such ADSs or the underlying Ordinary Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the United States Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the ADSs or Ordinary Shares may then be listed, and shall be further subject to the approval of counsel for the Company or the Issuer with respect to such compliance.

21.     Representations and Warranties. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the ADSs are being purchased only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company or the Issuer, such a representation is required by any of the aforementioned applicable provisions of law.

22.     Term of Plan. The Plan was initially adopted by the Issuer Board on May 5, 2008, and approved by the shareholders of the Issuer on June 29, 2008, and was subsequently amended by the Issuer Board on February 4, 2016 to increase the Purchase Price from 85% to 95% of the Fair Market Value of an ADS on the applicable Exercise Date effective with the first Offering Period commencing on January 1, 2016. The Plan was subsequently amended and restated by the Issuer Board on September 7, 2017 (the “September 2017

Amendment”) to (a) increase the maximum number of ADSs authorized for issuance under the Plan by an additional 5,000,000 ADSs, (b) extend the term of the Plan for a term of ten years from the effective date of the September 2017 Amendment and (c) make certain other ministerial changes to the Plan. The Plan shall continue through September 7, 2027 if the September 2017 Amendment is approved by the shareholders of the Issuer and shall continue in effect through May 5, 2018 if the September 2017 Amendment is not approved by the shareholders of the Issuer, in each case, unless sooner terminated under Section 18 hereof.

23.     Shareholder Approval. In the event that the September 2017 Amendment is not approved by the shareholders of the Issuer holding a majority of its outstanding ADSs and Ordinary Shares within twelve months of the September 2017 Amendment, the September 2017 Amendment shall automatically be null and void, and (a) the term of the Plan shall expire as set forth in Section 22 above, (b) the maximum number of ADSs authorized for issuance under the Plan shall revert to 3,500,000 and (c) all of the ADSs purchased in excess of the 3,500,000 ADS maximum shall be sold on the open market and all payroll deductions for Plan participants in respect of such excess ADSs shall be returned to them, subject to any appropriate withholding.

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